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                 LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES
                       COMPUTATIONS OF EARNINGS PER SHARE
                                                                      Exhibit 11


(Amounts in millions, except per share data)

Year Ended December 31                                 1995     1994     1993
                                                      ------   ------   ------

EARNINGS PER SHARE

Weighted average number of common
  shares outstanding                                    88.6     86.7    80.2

Dilution from outstanding stock
   options - computed using the
   "treasury stock" method                               1.3      1.1     1.4
Dilution from shares issuable
   under contingent earnout
   agreement                                               -        -      .7
                                                      ------   ------   -----

Weighted average number of common
   shares outstanding as adjusted                       89.9     87.8    82.3
                                                      ======   ======   =====

Net Earnings                                          $134.3   $119.5   $85.6
                                                      ======   ======   =====

Earnings Per Share                                    $ 1.49   $ 1.36   $1.04
                                                      ======   ======   =====
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Previously reported amounts have been restated to reflect the May 1996 pooling of interests and the September 1995 two-for-one stock split.